Exhibit 10.1

AMENDED AND RESTATED COMPENSATION PROTECTION AGREEMENT

THIS AMENDED AND RESTATED COMPENSATION PROTECTION AGREEMENT (the “Agreement”) is entered into as of January 1, 2014 (the “Effective Date”) by and among CDW Corporation, a Delaware corporation (the “Company”), CDW LLC, an Illinois limited liability company and wholly owned subsidiary of the Company (“CDW LLC”), and Thomas E. Richards (the “Executive”).

WHEREAS, CDW LLC and the Executive previously entered into that certain Amended and Restated Compensation Protection Agreement dated June 30, 2011 (the “Previous Agreement”); and

WHEREAS, the Company, CDW LLC and the Executive desire to amend and restate in its entirety the Previous Agreement, and the Company desires to assume the obligations of CDW LLC under the Agreement, as amended and restated.

For and in consideration of the premises and the mutual covenants and agreements herein contained, the Company, CDW LLC and the Executive hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Accrued Obligations” means, as of the Date of Termination, the sum of (i) the Executive’s base salary through the Date of Termination to the extent not theretofore paid, (ii) the amount of any bonus, annual incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid. For the purpose of this Section 1(a), amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board or the Compensation Committee in accordance with the applicable plan, program or policy.

(b) “Affiliate” shall mean any corporation or other entity (i) in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or (ii) which has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall mean one or more of the following: (i) the Executive’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of his/her position, or (ii) the Executive’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries, which act constitutes gross negligence or willful misconduct in the performance of duties to the Company or any of its subsidiaries, or (iii) the Executive’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of the Executive at the direct or indirect expense of the Company or any of its subsidiaries, or (iv) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, (v) a material violation of any restrictive covenant with respect to non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) by which the Executive is bound under any agreement between the Executive and the Company and its subsidiaries or (vi) a material and willful violation of the Company’s written policies or of the Executive’s statutory or common law duty of loyalty to the Company or its Affiliates that in either case is materially injurious to the Company, monetarily or otherwise. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.

(e) “Change in Control” means the occurrence of any one of the following events:

(i) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(iii) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(f) “Company” means CDW Corporation, a Delaware corporation, and its successors and assigns; provided, however, that in the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for any internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, all references to the “Company” herein shall be deemed to be references to the new holding company.

(g) “Compensation Committee” means the Compensation Committee of the Board, or if no such committee has been appointed, the Board.

(h) “Date of Termination” means (i) the date of the Executive’s separation from service, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) if the Executive’s employment by the Company terminates by reason of death, the date of death of the Executive.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Good Reason” shall mean, without the written consent of the Executive, any one or more of the following: (i) the Company reduces the amount of the Executive’s base salary or cash bonus opportunity (it being understood that the Board shall have discretion to set the Company’s and the Executive’s personal performance targets to which the cash bonus will be tied), (ii) the Company adversely changes the Executive’s reporting responsibilities, titles or office as in effect as of the date hereof or reduces his/her position, authority, duties, responsibilities or status materially inconsistent with the positions, authority, duties, responsibilities or status the Executive then holds, (iii) any successor to the Company in any merger, consolidation or transfer of assets, as described in Section 13, does not expressly assume any material obligation of the Company to the Executive under any agreement or plan pursuant to which the Executive receives benefits or rights, or (iv) the Company changes the Executive’s place of work to a location more than fifty (50) miles from the Executive’s present place of work, provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (A) the Executive provides written notice to the Company of the existence of such condition not later than 60 days after the Executive knows or reasonably should know of the existence of such condition, (B) the Company shall have failed to remedy such condition within 30 days after receipt of such notice and (C) the Executive resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B) hereof.

(k) “Noncompetition Agreement” means the Noncompetition Agreement in the form of Exhibit A.

(l) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(m) “Potential Change in Control” means any of the following events:

(i) the commencement by any person of a tender or exchange offer or a proxy contest that could ultimately result in a Change in Control;

(ii) the execution of a letter of intent, agreement in principle or definitive agreement by the Company that could ultimately result in a Change in Control;

(iii) the public announcement by any person of such person’s intent to take or consider taking actions which, if consummated, could result in a Change in Control;

(iv) the Board is aware that any person has taken steps reasonably calculated to effect a Change in Control; or

(v) the adoption by the Board of a resolution to the effect that a Potential Change in Control has occurred.

(n) “Qualifying Termination” means termination of the Executive’s employment (1) by reason of the discharge of the Executive by the Company other than (A) for Cause, (B) the Executive’s death or (C) the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness, or (2) by reason of the resignation of the Executive for Good Reason.

(o) “Severance Period” means the period commencing on the Date of Termination and ending on the second anniversary of the Date of Termination.

(p) “Termination Year Bonus” means the annual incentive bonus which would have been earned by the Executive under the Company’s Senior Management Incentive Plan or any comparable successor plan if the Executive had remained employed by the Company for the full fiscal year in which the Date of Termination occurs or such later date as may be required for the Executive to be entitled to receipt of the bonus.

2. Position. Effective as of the Effective Date, Executive shall continue to be employed by the Company as its Chief Executive Officer, reporting to the Board, and shall continue to be nominated to the Board.

3. Base Salary. Executive’s base salary will be reviewed annually by the Compensation Committee of the Board or the full Board as part of Executive’s annual performance review.

4. Bonus Target. Executive’s annual bonus target under the Company’s Senior Management Incentive Plan (or any successor bonus plan) for the period commencing on the Effective Date and continuing through December 31, 2014 shall be 150% of his annual base salary. Thereafter, Executive’s annual bonus target will be reviewed annually by the Compensation Committee of the Board or the full Board as part of Executive’s annual performance review.

5. Medical Plan Access.

(a) In the event Executive’s employment with the Company terminates for any reason other than a termination by the Company for Cause, each of Executive and Executive’s spouse will have continued access to participate in the Company’s medical plan until such time as an event described in Section 5(b) occurs, with the full cost for such plan access (currently equivalent to the applicable COBRA premiums, but subject to change), including any applicable taxes, to be paid by Executive. The additional medical plan access described herein will not apply until after the expiration of any benefit continuation period applicable under the Agreement and the exhaustion of the full COBRA continuation coverage period.

(b) The medical plan access set forth in this Section 5 will cease on the last day of the month of the earliest to occur of the following: (i) each of the Executive and the Executive’s spouse become eligible for Medicare (or a successor thereto); (ii) Executive becomes eligible to participate in a subsequent employer’s medical plan; (iii) Executive’s material violation of any agreement between Executive and the Company (or its parent or subsidiary companies) with respect to noncompetition, nonsolicitation, confidentiality or protection of trade secrets; (iv) Executive ceases to timely pay premiums after notice and a 30 day cure period; (v) Executive expressly waives coverage in writing; (vi) the Company no longer offers a medical plan to any of its coworkers; or (vii) the Company cannot offer the medical plan access set forth in this Section 5 due to a change in applicable law.

6. Other Benefits.

(a) Executive shall accrue vacation at the rate of five weeks per year.

(b) Executive shall be eligible for short-term disability and long-term disability coverage and short-term disability will be paid at a rate of 70% for up to 13 weeks.

7. Payments Upon a Qualifying Termination.

(a) In the event of a Qualifying Termination, and provided the Executive executes and has not revoked a general release agreement substantially in the form of Exhibit B hereto (the “Release Agreement”) within sixty (60) days after the Date of Termination, the Company shall provide to the Executive, in consideration of the general release set forth in Section 2 of the Release Agreement, the obligations of the Executive contained in the Noncompetition Agreement and other good and valuable consideration, the following benefits:

(i) Payment of an amount equal to (A) the Termination Year Bonus multiplied by a fraction, the numerator of which is the number of days of the fiscal year in which the Date of Termination occurs during which the Executive was employed by the Company and the denominator of which is 365, less (B) any amounts previously paid to the Executive in respect of such Termination Year Bonus during such fiscal year, such amount to be payable on the same basis and at the same time as if the Executive’s employment with the Company had continued (or at such other time as required by Section 14 hereof);

(ii) Continuation during the Severance Period (or at such other time as required by Section 14 hereof) in accordance with the Company’s regular payroll practices of salary replacement amounts equal to the Executive’s highest annual base salary from the Company and its Affiliates in effect during the 12-month period prior to the Date of Termination;

(iii) Payment of an aggregate bonus replacement amount equal to two hundred percent (200%) of the Executive’s Termination Year Bonus, such aggregate amount to be payable in two equal installments, the first of which shall be made on the first anniversary of the Date of Termination and the second of which shall be made on the second anniversary of the Date of Termination; provided, however, that if the Termination Year Bonus is not calculable at the time a payment is required to be made pursuant to this Section 7(a)(iii), such payment shall be made within thirty (30) days after the Termination Year Bonus is so calculated (or at such other time as required by Section 14 hereof); provided that if the Date of Termination occurs after a Change in Control, such aggregate bonus replacement amount shall instead be equal to two hundred percent (200%) of the average of the annual incentive bonuses paid or payable to Executive for each of the three fiscal years ending immediately prior to the date of the Change in Control (or, if Executive was employed for fewer than three fiscal years prior to such Change in Control, two hundred percent (200%) of the average of the annual incentive bonuses paid or payable to Executive for each such year of employment);

(iv) Continuation, for the Severance Period, of medical, dental, disability, accident, life and similar insurance coverage on terms comparable to those which would have been provided if the Executive’s employment with the Company had continued for that time, with the payment for such insurance coverage to be made on the same basis as if the Executive’s employment with the Company had continued for that time, and subject to any withholding of applicable taxes with respect to such continued coverage; provided, however, that the Company’s obligation to provide each such type of insurance coverage shall cease as of the date that the Executive becomes eligible for such type of insurance coverage under a plan or agreement of a subsequent employer. Each Executive shall be obligated to notify the Company of such Executive’s eligibility for insurance coverage under a plan or agreement of a subsequent employer on or before the date that such eligibility commences. The Company may determine that it is not reasonably practicable to provide a type of comparable insurance coverage required by this Section 7(a)(iv) for reasons other than cost, the Company shall reimburse the Executive for the amount necessary for the Executive to acquire comparable coverage, with such reimbursement, subject to applicable tax withholding, to be made no later than 90 days following the Company’s receipt of appropriate documentation from the Executive, but in no event later than end of the calendar year following the calendar year in which the expense was incurred. The Company’s obligation to make any such reimbursements for expenses not already incurred by the Executive shall cease at such time as the Executive becomes eligible under a plan or agreement of a subsequent employer for the type of insurance coverage for which the Executive is being compensated; and

(v) Outplacement services for a period of two years after the Date of Termination with a firm selected by the Company, to commence within a reasonable time following the Date of Termination. Payments pursuant to this Section 7(a)(v) shall not exceed $20,000 in the aggregate for such two (2) year period and shall be made directly to such outplacement firm upon submission of proper documentation to the Company.

(b) If the employment of the Executive is terminated by the Company, the Company shall pay the Executive all Accrued Obligations within 15 days following the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation or annual incentive compensation shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive.

(c) If the Executive breaches any of the covenants in the Noncompetition Agreement, including any noncompetition, nonsolicitation or confidentiality covenants contained therein, (i) the Executive’s entitlement to the payments and benefits set forth in Section 7(a) shall be null and void, (ii) all rights to receive or continue to receive severance payments and benefits shall thereupon cease and (iii) the Executive shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, the Executive pursuant to Section 7(a). The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.

8. Nonqualifying Termination of Employment. If the employment of the Executive shall terminate for any reason other than a Qualifying Termination, then the Company shall pay to the Executive all Accrued Obligations (including, in the case of death or disability, prorated annual incentive bonus (based on the target bonus under the Company’s Senior Management Incentive Plan or any successor plan for the fiscal year in which the Executive’s termination of employment occurs), through and including the effective date of the Executive’s termination of employment in a lump sum within thirty (30) days after the Date of Termination (or at such other time as required by Section 14 hereof); provided, however, that any portion of the Accrued Obligations that consists of bonus, deferred compensation or annual incentive compensation shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive. In addition, if the Executive’s employment is terminated by retirement under a retirement plan of the Company or by resignation of the Executive other than for Good Reason, the Executive may, in the discretion of the Compensation Committee, be awarded a pro rata cash bonus for the year in which the Date of Termination occurs.

9. Section 280G.

(a) To the extent that any payment or distribution to or for the benefit of the Executive pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any of its affiliated companies, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall reduce the payments to the amount that is (after taking into account federal, state, local and social security taxes at the maximum marginal rates, including any excise taxes imposed by Section 4999 of the Code) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Cap”) if, and only if, such reduction would result in Executive receiving a higher net after-tax amount. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to Executive until the reduction specified herein is achieved. Executive’s right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.

(b) All determinations required to be made under this Section 9, including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm or other nationally recognized consulting firm with expertise in Section 280G of the Code that is retained by the Company as of the date immediately prior to the Change in Control (the “Calculating Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Calculating Firm is serving as accountant, auditor or consultant for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting or consulting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Calculating Firm hereunder). All fees and expenses of the Calculating Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Calculating Firm in connection with the performance of the services hereunder. The Determination by the Calculating Firm shall be binding upon the Company and Executive. The Company shall bear and pay directly all costs and expenses incurred in connection with any contests or disputes with the Internal Revenue Service relating to the Excise Tax, and Executive shall cooperate, to the extent his or her reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any such contests or disputes.

10. Withholding Taxes. The Company may withhold from all payments due to the Executive (or the Executive’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. The Company may also reduce the amounts otherwise payable pursuant to Section 7(a) hereof to satisfy the Executive’s required contributions for the insurance coverage being provided hereunder.

11. Termination and Amendment of Agreement.

(a) This Agreement shall be effective as of the Effective Date and shall expire on the third anniversary of the Effective Date, provided that not later than nine months prior to the expiration of the term of this Agreement, the Company and the Executive shall review and discuss in good faith whether or not to renew, amend or replace the Agreement. If a Potential Change in Control occurs during the term of the Agreement, then in no event shall the Agreement expire earlier than the date such Potential Change in Control terminates without resulting in a Change in Control, and if a Change in Control occurs during the term of the Agreement, then in no event shall the Agreement expire earlier than the 24-month anniversary of such Change in Control. Notwithstanding the foregoing, any expiration or termination of this Agreement shall not retroactively impair or otherwise adversely affect the rights of the Executive which have arisen prior to the date of such expiration.

(b) No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company; provided, however, that the Company may amend the Agreement in a manner that is beneficial to the interests of the Executive without the Executive’s written consent.

12. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries or any of their respective Affiliates. Any amount paid pursuant to Section 7 shall be paid in lieu of any other amount of severance relating to salary, incentive compensation or other bonus continuation to be received by the Executive from the Company or its Affiliates upon termination of employment of the Executive under any employment, employee benefit or severance plan or agreement, policy or similar arrangement of the Company or its Affiliates in effect as of the date hereof; provided, however, that nothing in this Section 12 shall affect the Executive’s rights with respect to any equity ownership interest in the Company. If the Company or any of its Affiliates are obligated by law to pay severance pay, notice pay or other similar benefits, or if the Company or any of its Affiliates are obligated by law to provide advance notice of separation (“Notice Period”), then the payments made pursuant to Section 7 shall be reduced by the amount of any such severance, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

13. Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. In the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for any internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, the provisions of this Agreement shall be binding upon such holding company.

(b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 13(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or the Executive’s beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and, if such merger, consolidation or transfer of assets is a “change in control event” within the meaning of Section 409A of the Code, shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

(c) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs,

distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

14. Section 409A Compliance. This Agreement shall be interpreted and construed in a manner that avoids the imposition of additional taxes and penalties under Section 409A of the Code (“409A Penalties”), and all payments under the Agreement are subject to the terms of the policy established by the Company pursuant to Section 409A of the Code. In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, without adversely affecting the intended benefits hereunder. Notwithstanding any other provision in this Agreement, if on the Date of Termination (a) the Company is a publicly traded corporation and (b) the Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of the Date of Termination, such payment shall be delayed until the earlier to occur of (i) the six-month anniversary of the Date of Termination or (ii) the date of the Executive’s death.

15. Notices. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to the home address of the Executive on the most current Company records and if to the Company, to CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, IL 60061, attention General Counsel, or (ii) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific provision in this Agreement applicable to such termination, if any, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of such provision to the termination of the Executive’s employment and (iii) specify the termination date (which date shall be not less than 30 days after the giving of such notice, unless the Company determines, in its sole discretion, that Executive’s Date of Termination shall be less than 30 days following a written notice provided by the Executive). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

16. Full Settlement; Resolution of Disputes. (a) The Company’s obligation to make any payments provided for in Section 7 of this Agreement and otherwise to perform its obligations thereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except as provided in Section 7(c). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under the provisions of Section 7 of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment, except as provided in Section 7(c).

(b) Any dispute or controversy between the Company and the Executive arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. In connection with the appointment of an arbitrator, the AAA will give the parties a list of no less than 15 potential arbitrators to strike and number in order of preference in accordance with AAA procedures. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

17. Employment with Affiliates. Employment with the Company for purposes of this Agreement shall include employment with any Affiliate of the Company.

18. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

20. Joint and Several Obligation. Each of the Company and CDW LLC shall be jointly and severally liable for the payments and obligations provided to Executive under this Agreement.

21. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company and CDW LLC. This Agreement constitutes the entire agreement among the parties hereto on the subject manner hereof, and shall supersede all other agreements or arrangements relating to the subject manner hereof. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement or in any agreement with respect to any equity ownership interest in the Company owned by the Executive, the rights of, and benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries pursuant to this Agreement are in addition to any rights against, or benefits payable by, third parties (i.e. Persons other than the Company or any of its Affiliates), to the Executive, the Executive’s estate or the Executive’s beneficiaries under any other employee benefit plan or program of the Company.

IN WITNESS WHEREOF, the Company and CDW LLC have caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement as of the date hereof.

CDW CORPORATION

By:	/s/ Christine A. Leahy
Christine A. Leahy, Senior Vice President,
General Counsel and Corporate Secretary

CDW LLC

By:	/s/ Christine A. Leahy
Christine A. Leahy, Senior Vice President,
General Counsel and Corporate Secretary

EXECUTIVE

/s/ Thomas E Richards
Thomas E. Richards

Signature Page to Amended & Restated Compensation Protection Agreement